                              SCHEDULE 14A
                            Schedule 14A Information
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                             (Amendment No.  )

Filed by the registration    / X /
Filed by a party other than the registrant  /  /
/   /  Preliminary proxy statement
/   /  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ x /  Definitive proxy statement
/   /  Definitive additional materials
/   /  Soliciting material pursuant to Section 240.14a-11(c) or
        Section 240.14a-12

                        AMERICAN FINANCIAL GROUP, INC.
                (Name of Registrant as Specified in Its Charter)

  (Name of Person(s) Filing Proxy Statement of other than the Registrant)

Payment of filing fee (check the appropriate box):
/ x /  No fee required.
/   /  Fee computed on table below per Exchange Act Rules 14a-6(k)(4)
       and 0-11.

1.     Title of each class of securities to which transaction applies:

2.     Aggregate number of securities to which transaction applies:

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)

4.     Proposed maximum aggregate value of transaction:

/  /   Fee paid previously with preliminary materials.
/  /   Check box if any part of the fee is offset as provided by Exchange
       Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       (1)   Amount Previously Paid:
       (2)   Form, Schedule or Registration Statement No.:
       (3)   Filing Party:
       (4)   Date Filed:

                 AMERICAN FINANCIAL GROUP, INC.

                     One East Fourth Street
                     Cincinnati, Ohio 45202



            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



                   To be Held on May 28, 1998


To our Shareholders:

      The  Annual  Meeting of Shareholders of American  Financial
Group, Inc. will be held on Thursday, May 28, 1998, at 10:30 a.m., at The Cincinnatian Hotel, 601 Vine Street, Cincinnati,
Ohio.  The purposes of the meeting are:

     1.   To elect eight directors; and

     2.   To transact such other business as  may
          properly come before the meeting or any adjournment thereof.

      Only shareholders of record at the close of business on March 31, 1998 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

     You are invited to be present at the meeting so that you can vote in person. Whether or not you plan to attend the meeting, please date, sign and return the accompanying proxy form in the enclosed, postage-paid envelope. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy at any time before the vote is taken at the meeting by written revocation or by submitting a later-dated proxy form.

                              Sincerely,


                              Carl H. Lindner
                              Chairman of the Board and
                                   Chief Executive Officer


Cincinnati, Ohio
April 21, 1998

                 AMERICAN FINANCIAL GROUP, INC.
                         PROXY STATEMENT


                          INTRODUCTION

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Financial Group, Inc. ("AFG" or the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Thursday, May 28, 1998, at 10:30 a.m. and any adjournment thereof. The approximate mailing date of this Proxy Statement and accompanying proxy form is April 21, 1998. At the Meeting, shareholders will be asked to elect eight directors and to transact such other business as may properly come before the Meeting or any adjournment thereof.

                      VOTING AT THE MEETING

Record Date; Shares Outstanding

      As  of  March  31,  1998, the record date  for  determining shareholders entitled to notice of and to vote at the Meeting (the "Record Date"), the Company had outstanding one class of voting securities, its common stock, without par value ("Common Stock"). At the Record Date, 59,947,762 shares of Common Stock were outstanding, excluding 18,666,614 shares beneficially owned by American Financial Corporation ("AFC") and 1,368,691 shares held by American Premier Underwriters, Inc. ("APU"), each a subsidiary of the Company. Under Ohio state law, the shares held by subsidiaries are not entitled to vote and are therefore not considered to be outstanding for purposes of the Meeting. Each share of outstanding Common Stock is entitled to one vote on each matter to be presented at the Meeting. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes are counted for purposes of determining a quorum but will not be cast with respect to any item voted on at the Meeting. As a result, abstentions and broker non-votes will have no effect on the outcome of any matter voted on at the Meeting.

Cumulative Voting

      All shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting allows a shareholder to multiply the number of shares owned on the Record Date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Nominees who receive the greatest number of votes will be elected. In order to invoke cumulative voting, notice of cumulative voting must be given in writing to an executive officer of the Company not less than 48 hours before the time fixed for the holding of the Meeting.

Proxies

      If a choice is specified on a properly executed proxy form, the shares will be voted accordingly. If a proxy form is signed without a preference indicated, those shares will be voted "FOR" the election of the eight nominees proposed by the Board of Directors. The authority solicited by this Proxy Statement includes discretionary authority to cumulate votes in the election of directors. If any other matters properly come before the Meeting or any adjournment thereof, each properly executed proxy form will be voted in the discretion of the proxies named therein.

      Shareholders may vote in person or by proxy at the Meeting. Proxies given may be revoked at any time by filing with the Company either a written revocation or a duly executed proxy bearing a later date, or shareholders may appear at the Meeting and vote in person.

      Solicitation of proxies is being made by management at the direction of the Company's Board of Directors, without additional compensation, through the mail, in person, by facsimile or by telephone. The cost will be borne by the Company. In addition, the Company will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and the Company will reimburse them for their expenses in so doing. The Company has also retained Morrow & Co., Inc. to aid in the solicitation of proxies for a fee estimated at $4,000 plus out of pocket expenses.

Adjournment and Other Matters

      Approval of a motion for adjournment or other matters brought before the Meeting requires the affirmative vote of a majority of the shares voting at the Meeting. Management knows of no other matters to be presented at the Meeting other than those stated in the Notice.

Principal Shareholders

     The following shareholders are the only persons known by the Company to own beneficially 5% or more of its outstanding Common
Stock as of March 31, 1998:

                        Amount of Beneficial Ownership
                                       Obtainable
   Name and Address                    upon Exer-
   of                 Common Stock     cies of                  Percent of
   Beneficial Owner      Held (a)      Options (b)   Total      Class (c)
------------------    -----------      ----------    -----      ----------
Carl H. Lindner
 One East Fourth Street 6,683,227(d)     51,818   6,735,045       11.2%
  Cincinnati, Ohio 45202
Carl H. Lindner III
 One East Fourth Street 4,719,929 (e)   410,000   5,129,929        8.5%
  Cincinnati, Ohio 45202
S. Craig Lindner
 One East Fourth Street 4,720,231(f)    254,727   4,974,958        8.3%
  Cincinnati, Ohio 45202
Keith E. Lindner
 250 East Fifth Street 4,720,231(g)     250,000   4,970,231        8.3%
  Cincinnati, Ohio 45202
The American Financial
 Group, Inc. Retirement 4,402,433         - - -   4,402,433        7.3%
  and Savings Plan (h)
  One East Fourth Street
  Cincinnati, Ohio 45202

(a) Unless otherwise noted, the holder has sole voting and dispositive power with respect to the shares listed.

(b)  Represents  shares  of Common Stock which  may  be  acquired within 60 days of March 31, 1998 through the exercise of options granted under the Company's Stock Option Plan. The Lindner family members listed above hold options (both vested and unvested) to purchase the following numbers of shares of Common Stock:

     Carl H. Lindner                          51,818
     Keith E. Lindner                        490,000
     Carl H. Lindner III                     490,000
     S. Craig Lindner                        490,000


(c) The percentages of outstanding shares of Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by Carl H. Lindner III,
     S. Craig Lindner and Keith E. Lindner are 7.4%, 7.0% and 10.6%, respectively, after attributing the shares held in various trusts for the benefit of the minor children of S. Craig Lindner and Carl H. Lindner III (for which Keith E. Lindner acts as trustee with voting and dispositive power) to Keith E. Lindner.

(d) Includes 3,290,002 shares held by his spouse, but excludes 5,021,328 shares held in two trusts for the benefit of his family for which third parties act as trustees with voting and dispositive power. Also excludes 112,941 shares held in a charitable foundation over which Mr. Lindner has sole voting and dispositive power but no pecuniary interest.


(e) Includes 18,528 shares held by a trust over which his spouse has voting and dispositive power and 646,264 shares which are held in various trusts for the benefit of his minor children for which Keith E. Lindner acts as trustee with voting and dispositive power.

(f) Includes 68,625 shares held by his spouse as custodian for their minor children or in a trust over which his spouse has voting and dispositive power and 775,714 shares which are held in various trusts for the benefit of their minor children for which Keith E. Lindner acts as trustee with voting and dispositive power.

(g)  Excludes  1,421,978 shares (described in footnotes  (e)  and
     (f) above) which are held in various trusts for the benefit of the minor children of his brothers, Carl H. Lindner III and S. Craig Lindner, over which Keith E. Lindner has sole voting and dispositive power but no pecuniary interest.

(h) The members of the Administrative Plan Committee of the American Financial Group, Inc. Retirement and Savings Plan (the "RASP") direct the voting of the securities held by the RASP. Both of the members of such Committee are executives of the Company.

      Carl H. Lindner, S. Craig Lindner, Carl H. Lindner III, Keith E. Lindner and trusts for their benefit (collectively, the "Lindner Family") are the beneficial owners of approximately 44% of the Company's Common Stock. The Lindner Family may be deemed to be controlling persons of the Company.


PROPOSAL   Election of Directors

     The Board of Directors has nominated eight directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than eight nominees. The eight nominees who receive the greatest number of votes will be elected.

     The nominees for election to the Board of Directors are CARL
H. LINDNER, KEITH E. LINDNER, CARL H. LINDNER III, S. CRAIG LINDNER, THEODORE H. EMMERICH, JAMES E. EVANS, THOMAS M. HUNT and WILLIAM R. MARTIN. All of these nominees were elected directors at the last Annual Meeting of Shareholders of the Company's predecessor held on May 29, 1997. See "Management" below for information concerning the background, securities holdings, remuneration and certain other matters relating to the nominees.

     The Board of Directors recommends that shareholders vote FOR the election of these eight nominees as directors.

                           MANAGEMENT

      The directors, nominees and executive officers of the Company and its predecessors are:

                                                              Director or
                                                              Executive
                          Age*             Position           Since
                          -----   ------------------------    -----------
Carl H. Lindner           78      Chairman of the Board and
                                   Chief Executive Officer          1959
S. Craig Lindner          43      Co-President and  a Director      1979
Keith E. Lindner          38      Co-President and  a Director      1981
Carl H. Lindner III       44      Co-President and  a Director      1980
Theodore H. Emmerich      71      Director                          1988
James E. Evans            52      Senior Vice President and
                                   General Counsel and a Director   1976
Thomas M. Hunt            74      Director                          1982
William R. Martin         69      Director                          1994
Thomas E. Mischell        50      Senior Vice President - Taxes     1985
Fred J. Runk              55      Senior Vice President             1978
                                   and Treasurer
-------------------------
*As of March 31, 1998

      Carl H. Lindner (Chairman of the Executive Committee) Mr. Lindner is the Chairman of the Board and Chief Executive Officer of the Company. During the past five years, Mr. Lindner has also been Chairman of the Board and Chief Executive Officer of AFC, a diversified financial services company which became a subsidiary of the Company as a result of a transaction occurring in April 1995. He is Chairman of the Board of Directors of American Annuity Group, Inc. ("AAG") and Chiquita Brands International, Inc. ("Chiquita"). Mr. Lindner is the father of Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner.

      S. Craig Lindner (Member of the Executive Committee) Since March 1996, Mr. Lindner has served as Co-President and a director
of  the  Company.   For  over five years, Mr.  Lindner  has  been
President of AAG, an 81%-owned subsidiary of AFC that markets tax-
deferred   annuities  principally  to  employees  of  educational
institutions.  Mr. Lindner is also President of American Money

Management Corporation ("AMMC"), a subsidiary of AFC which provides investment services for the Company and its affiliated companies. Mr. Lindner is also a director of AAG and AFC.

      Keith E. Lindner (Member of the Executive Committee) Since March 1996, Mr. Lindner has served as Co-President and a director of the Company. In March 1997, Mr. Lindner was named Vice Chairman of the Board of Directors of Chiquita, a worldwide marketer and producer of bananas and other food products in which the Company has a 37.5% ownership interest. For more than five years prior to that time, Mr. Lindner had been President and Chief Operating Officer and a director of Chiquita. Mr. Lindner is also a director of AFC.

     Carl H. Lindner III (Member of the Executive Committee) Mr. Lindner was President of the Company from February 1992 until he became Co-President in March 1996. During the last five years, Mr. Lindner has been President of Great American Insurance Company ("Great American"), the principal property and casualty insurance subsidiary of AFC. Mr. Lindner is also a director of AFC.

      Theodore H. Emmerich (Chairman of the Audit Committee; Member of the Compensation Committee) Until his retirement in 1986, Mr. Emmerich was managing partner of the Cincinnati office of the independent accounting firm of Ernst & Whinney. He is also a director of AFC, Carillon Fund, Inc., Carillon Investment Trust, Gradison Custodial Trust, Gradison-McDonald Municipal Custodial Trust, Gradison-McDonald Cash Reserve Trust and Summit Investment Trust.

      James  E. Evans  Since April 1995, Mr. Evans has served  as
Senior  Vice  President and General Counsel of the Company.   For
more than five years, he has also been Vice President and General
Counsel of AFC.  Mr. Evans is also a director of AFC.

      Thomas  M.  Hunt  (Member  of the  Compensation  Committee)
During the past five years, Mr. Hunt has been Chairman of the Board of Hunt Petroleum Corporation, an oil and gas production company. He is also a director of AFC.

      William R. Martin (Chairman of the Compensation Committee; Member of the Audit Committee) During the past five years, Mr. Martin has been Chairman of the Board (since 1993) and President and Chief Executive Officer (until 1993) of MB Computing, Inc., a computer software and services company. Mr. Martin is also a director of AAG and AFC.

      Thomas E. Mischell is Senior Vice President - Taxes of  the
Company. He has served as a Vice President of AFC for over five years.

      Fred J. Runk is Senior Vice President and Treasurer of  the
Company.   He has served as Vice President and Treasurer  of  AFC
for more than five years.

      In December 1993, Great American Communications Company, which subsequently changed its name to Citicasters Inc., completed a comprehensive financial restructuring that included a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code. Messrs. Carl H. Lindner, Mischell and Runk had been executive officers of that company within two years before its bankruptcy reorganization. The Company sold its interest in Citicasters in September 1996.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires AFG's officers, directors and persons who own more than ten percent of AFG's Common Stock to file reports of ownership with the Securities and Exchange Commission and to furnish AFG with copies of these reports. The Company believes that all filing requirements were met during 1997.

Securities Ownership

      The following table sets forth information, as of March 31, 1998, concerning the beneficial ownership of equity securities of the Company and its subsidiaries by each director, nominee for director, the executive officers named in the Summary Compensation Table (see "Compensation" below) and by all directors and executive officers as a group. Such information is based on data furnished by the persons named. Except as set forth in the following table, no director or executive officer beneficially owned 1% or more of any class of equity security of the Company or any of its subsidiaries outstanding at March 31, 1998.

                           Amount and Nature of Beneficial Ownership (a) (b)
                           -------------------------------------------------
                                                       Shares of Common Stock
                               Shares of Common        Obtainable on Exercise
Name of Beneficial Owner       Stock Held              of Options (c)
-----------------------------------------------------------------------------
-
Carl H. Lindner (d)               6,683,227 (e)                 51,818
Carl H. Lindner III (d)           4,719,929 (f)                410,000
S. Craig Lindner (d)              4,720,231 (g)                254,727
Keith E. Lindner (d)              4,720,231 (h)                250,000
Theodore H. Emmerich                  4,844                     14,819
James E. Evans                      104,301                     67,000
Thomas M. Hunt                        4,172                     14,819
William R. Martin                    35,044                      8,000

All directors and executive
 officers as a group
 (10 persons) (d)                21,286,197                  1,143,183

(a) Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares reported.
(b) Does not include the following ownership interests in subsidiaries of the Company: Messrs. Emmerich, Evans, Hunt, S.C. Lindner and Martin, and all directors and executive officers as a group beneficially own 1,561, 19,638, 382, 69,308, 10,632 and 114,273 shares, respectively, of the common stock of AAG and Mr. Martin and all directors and executive officers as a group beneficially own 40,126 and 60,684 shares, respectively, of the preferred stock of AFC. Also excludes the following ownership of Chiquita common stock: Messrs. Emmerich, C.H. Lindner and K.E. Lindner, and all directors and executive officers as a group beneficially own 1,000, 44,873, 13,759 and 263,963 shares, respectively.

(c)  Consists  of  shares of Common Stock purchasable  within  60 days of March 31, 1998 through the exercise of the vested portion of stock options granted under the Company's Stock
     Option Plan.

(d) The shares set forth for Carl H. Lindner, Carl H. Lindner III, S.C. Lindner and Keith E. Lindner and all directors and officers as a group constituted 11.2%, 8.5%, 8.3%, 8.3% and 36.7%, respectively, of the Common Stock outstanding at March 31, 1998. For information as to the percentage of outstanding shares beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by such Lindner family members, see "Principal Shareholders."

(e) Includes 3,290,002 shares held by his spouse. Excludes 5,021,328 shares held in trusts for the benefit of his family for which third parties serve as trustee. Also excludes 112,941 shares held in a charitable foundation over which Mr. Lindner has sole voting and dispositive power but no pecuniary interest.

(f) Includes 18,528 shares held by a trust over which his spouse has voting and dispositive power and 646,264 shares which are held in various trusts for the benefit of his minor children for which Keith E. Lindner acts as trustee with voting and dispositive power.

(g) Includes 68,625 shares held by his spouse as custodian for their minor children or in a trust over which his spouse has voting and dispositive power and 775,714 shares which are held in various trusts for the benefit of their minor children for which Keith E. Lindner acts as trustee with voting and dispositive power.

(h)  Excludes  1,421,978 shares (described in footnotes  (f)  and
     (g)), which are held in various trusts for the benefit of the minor children of his brothers, Carl H. Lindner III and
     S. Craig Lindner, over which Keith E. Lindner has sole voting and dispositive power but no pecuniary interest.

                          COMPENSATION

       The following table summarizes the aggregate cash compensation for 1997, 1996 and 1995 of the Company's Chairman of the Board and Chief Executive Officer and its four other most highly compensated executive officers during 1997 (the "Named Executive Officers"). Such compensation includes amounts paid by AFG and its subsidiaries and certain affiliates during the years indicated.

                   SUMMARY COMPENSATION TABLE
                   ---------------------------
                              Annual Compensation       Long-Term
                                                        Compensation
                      --------------------------------  ---------------
                                                          Securities Under
Name                                        Other Annual  lying            All Other
and                           Salary   Bonus Compensation Options Granted  Compensation
Principal Position     Year    (a)     (b)        (c)   (# of Shares)      (d)
----------------------------------------------------------------------------------------

Carl H. Lindner         1997   $957,000  $370,000  $107,000    ---        $75,000
 Chairman of the Board  1996   913,000   900,000    156,000    ---        118,400
 and Chief Executive    1995 1,364,000   900,000    254,000    ---        169,000
 Offiver

Keith E. Lindner        1997   957,000   370,000     14,000   50,000       31,000
 Co-President           1996   917,000   900,000     28,000     ---        31,000
                        1995   935,000   900,000       ---    400,000      30,000

Carl H. Lindner III     1997   957,000   370,000    117,000    50,000      34,000
 Co-President           1996   917,000   900,000    174,000     ---        60,500
                        1995 1,076,000   900,000    223,000     ---       103,000

S. Craig Lindner        1997   957,000  370,000     132,000    50,000      34,000
 Co-President           1996   917,000  900,000     137,000     ---        32,000
                        1995 1,121,000  900,000     142,000   388,181      83,000

James E. Evans          1997   957,000  350,000       2,000    30,000     260,000
 Senior Vice President  1996   917,000  639,000      14,000       ---      49,500
   and General Counsel  1995   948,000  850,000      10,000   150,000      58,000


(a)  This  column  includes salary paid by Chiquita  to  Carl  H.
     Lindner  of $200,000 in 1997 and 1996 and $269,000 in  1995,
     and  to  Keith E. Lindner of $381,000 in 1997,  $900,000  in
     1996 and $935,000 in 1995.

(b)  Bonuses  are  for the year shown, regardless of  when  paid.
     Approximately one-fourth of the 1997 and 1996 bonus for each individual was paid in shares of AFG Common Stock.

(c) This column includes amounts for personal homeowners and automobile insurance coverage, and the use of corporate aircraft and value of automobiles as follows.

                                                       Aircraft &
Name                     Year       Insurance          Automobile
-------------------------------------------------------------------
Carl H. Lindner           1997        $19,000           $88,000
                          1996         16,000           140,000
                          1995         18,000           236,000

Keith E. Lindner          1997          6,000             8,000
                          1996         12,000            16,000
                          1995             --                --

Carl H. Lindner III       1997         23,000            94,000
                          1996         19,000           155,000
                          1995         17,000           206,000

S. Craig Lindner          1997         26,000           106,000
                          1996         23,000           114,000
                          1995         20,000           122,000

James E. Evans            1997             --             2,000
                          1996             --            14,000
                          1995             --            10,000

(d) Includes Company or subsidiary contributions or allocations under the (i) defined contribution retirement plans and (ii) employee savings plan in which the following Named Executive Officers participate (and related accruals for their benefit under the Company's benefit equalization plan which generally makes up certain reductions caused by Internal Revenue Code limitations in the Company's contributions to certain of the Company's retirement plans) and Company paid group life insurance as set forth below. For Mr. Evans only, this column also includes the fair market value of a special 1997 award of 5,000 shares of AFG Common Stock.

                           AFG
                           Auxiliary Retirement Directors' Savings  Term
Name                Year   RASP      Plan       Fees       Plan     Life
--------------------------------------------------------------------------
Carl H. Lindner      1997   $30,000       --   $2,000   $15,000  $28,000
                     1996    21,400  $55,000    4,500    14,500   23,000
                     1995    30,000   56,000   18,000    25,000   40,000

Keith E. Lindner     1997    30,000       --       --        --    1,000
                     1996    30,000       --       --        --    1,000
                     1995    30,000       --       --        --       --

Carl H. Lindner III  1997    30,000       --    2,000        --    2,000
                     1996    30,000   28,500       --        --    2,000
                     1995    30,000   67,000       --        --    6,000

S. Craig Lindner     1997    30,000       --    2,000        --    2,000
                     1996    30,000       --       --        --    2,000
                     1995    30,000       --       --    51,000    2,000


James E. Evans       1997    30,000       --    2,000        --    5,000
                     1996    30,000       --       --    14,500    5,000
                     1995    30,000       --       --    25,000    3,000


Stock Options

      The tables set forth below disclose stock options granted to, or exercised by, the Named Executive Officers during 1997, as well as the number and value of unexercised options held by them at December 31, 1997.

                      OPTION GRANTS IN 1997
                     -----------------------
                           Individual Grants
               -------------------------------------------------------
                                                                       Potential Realizable
               Number of Securities   Percent of  Exercise             Value at Assumed Annual
               Underlying Options     Total       Price per            Rates of Stock Price
                                      Options     Share                Appreciation for Option
                                      Granted to  (fair market         Term (b)
                   Granted (a)        Employees   at date   Expiration
Name              (# of shares)       in 1997     of grant  Date         5%        10%
----------------------------------------------------------------------------------------------

Carl H. Lindner        -      -        -          -         -          -           -
Carl H. Lindner III    AFG     50,000  6.5%     $37.88      3/14/07   $1,191,12   $3,018,548
S. Craig lindner       AFG     50,000  6.5%     $37.88      3/14/07   $1,191,12   $3,018,548
Keith E. Lindner       AFG     50,000  6.5%     $37.88      3/14/07   $1,191,12   $3,018,548
James E. Evans         AFG     30,000  3.9%     $37.88      3/14/07   $ 714,676   $1,811,129


(a) The options were granted under the Company's Stock Option Plan and cover Company Common Stock. They vest (become exercisable) to the extent of 20% per year, beginning one year from the respective dates of grant, and become fully exercisable in the event of death, disability or retirement or in the event of involuntary termination of employment without cause within one year after a change of control of the Company.

(b) Represents the hypothetical future values that would be realizable if all of the options were exercised immediately prior to their expiration in 2007 and the market price of the Company's Common Stock had appreciated in value through the year 2007 at the annual rate of 5% (to $61.70 per share) or 10% (to $98.25 per share). Such hypothetical future values have not been discounted to their respective present values, which are lower.


  AGGREGATED OPTION EXERCISES IN 1997 AND 1997 YEAR-END OPTION
                             VALUES


                        Shares          Number of Securities
                        Acquir-         Underlying Unexer-    Value of Unexercised
                        ed on           cised Options         In-the-Money Options
                        Exer-           at Year End           at Year End (a)
                        cise            --------------------  --------------------
                        (# of   Value    Exer-   Unexer-      Exer-       Unexer-
Name            Company Shares) Realized cisable cisable      cisable    cisable
----------------------------------------------------------------------------------
Carl H. Lindner     AFG     -       -      41,818   10,000        $703,187  $121,225
Carl H. Lindner III AFG     -       -     400,000   50,000      $6,536,883  $121,625
S. Craig Lindner    AFG     -       -     167,091  282,909      $2,744,976  $3,927,940
Keith E. Lindner    AFG     -       -     160,000  290,000      $2,614,800  $4,043,825
James E. Evans      AFG     -       -      61,000  120,000        $624,083  $995,700
                  AFEI(b)115,000 $1,878,750  -       -          -          -

(a) The value of unexercised in-the-money options is calculated based on the closing market price on December 31, 1997 for the Company's Common Stock on the New York Stock Exchange of $40.3125 per share.

(b) American Financial Enterprises, Inc., formerly an 83%-owned subsidiary of the Company, which became wholly-owned in December 1997.

Compensation Committee Report

      The Compensation Committee of the Board of Directors consists of three directors, none of whom is an employee of the Company or any of its subsidiaries. The Committee's functions include  reviewing and making recommendations  to  the  Board  of
Directors with respect to the compensation of the Company's senior executive officers, as defined from time to time by the Board. The term senior executive officers currently includes the Chairman of the Board and Chief Executive Officer (the "CEO"), the Co-Presidents and each other executive officer whose annual base salary exceeds $500,000. The Compensation Committee has the exclusive authority to grant stock options under the Company's Stock Option Plan to employees of the Company and its subsidiaries, including senior executive officers.

       Compensation   of  Executive  Officers.    The   Company's
compensation policy for all executive officers of the Company has three principal components: annual base salary, annual incentive bonuses and stock option grants.

      Before decisions were made regarding 1997 compensation for senior executives, the Committee first had discussions with senior executives to solicit their thoughts regarding compensation. Based in part on such discussions as well as the Company's financial results for the preceding year, the Committee deliberated and formed its recommendations, and presented its determinations regarding salary and bonus to the full Board for its review and approval. The compensation decisions discussed in this report conformed with recommendations made by the Committee, the CEO and the Co-Presidents.

      Annual Base Salaries. The Committee approved annual base salaries and salary increases for senior executive officers that were appropriate, in the Committee's subjective judgment, for their respective positions and levels of responsibilities. In March 1997, the Committee approved the 1997 salaries of the CEO, the Co-Presidents and the other senior executive officers, noting that such salaries would be about 5% more than in 1996 and 1995.

     Annual Bonuses. As in 1996, in 1997 the Committee developed an annual bonus plan for the CEO, the Co-Presidents and the senior executive officers that would make a substantial portion of their total compensation dependent on the Company's performance, including achievement of pre-established earnings per share targets.

       The annual bonus plan for 1997 made 60% of each participant's annual bonus dependent on the Company attaining certain earnings per share targets and 40% on the Company's overall performance, as determined by the Committee. A significant aspect of the 1997 annual bonus plan is that it provided that 25% of any bonuses be paid in Common Stock. As in the grant of stock options discussed below, the Committee believes that payment of a substantial portion of annual bonuses in Common Stock align further the interests of the Company's senior executives with those of its shareholders. The Committee also selected the senior executive officers whose 1997 bonus would be subject to this plan, including the CEO, the Co-Presidents and the Senior Vice Presidents. The Committee recommended to the Board the earnings per share targets that were the measure for the greater part of such bonus payments.

      Under the 1997 annual bonus plan, the bonus target amount for the CEO and each of the Co-Presidents was $925,000, with 0% to 150% of $555,000 (60% of $925,000) to be paid depending on the Company's earnings per share for 1997 allocable to insurance operations (as determined pursuant to the Committee's annual bonus plan guidelines) and 0% to 150% of $370,000 (40% of $925,000) to be paid based on the Company's performance, as determined by the Committee. In recommending the 1997 annual bonus plan to the Board for adoption in March 1997, the Committee noted that no bonus should be paid under the plan if 1997 earnings per share from insurance operations are less than 75% of the 1997 goals for such earnings. Such earnings per share were less than 75% of the 1997 goals and as a result, no 1997 bonus allocable to the earnings per share component was paid.

      The Committee then evaluated the Company's performance during 1997. The Committee considered a number of factors, with no relative weight being given to any specific factor. In determining that each of the CEO and the Co-Presidents should receive $370,000 (100% of the target amount under the company performance component), the Committee concluded that a number of 1997 developments enhanced the value and operations of the Company, including maintaining the debt-to-capital ratio in a range desirable for investment grade companies, other favorable operating criteria, successfully completing comprehensive restructurings to simplify the Company's corporate structure, selling a technology subsidiary and the upgrade of the debt ratings of the Company and certain Company subsidiaries. The Board adopted all of the Committee's recommendations with respect to the determination of amounts paid under the annual bonus plan for 1997. Under the 1997 Plan, 25% of the bonus payment was paid in Common Stock.

      The annual base salary and bonuses received by the CEO and the Co-Presidents from the Company and its affiliates are virtually identical because the Committee views them as working as a management team whose skills and areas of expertise complement each other.

      In 1993, Congress enacted a $1 million ceiling on tax-deductible remuneration paid after January 1, 1994 to the five most highly compensated executive officers of a publicly held corporation. The limitation does not apply to remuneration payable solely on account of the attainment of one or more performance goals pursuant to a plan approved by the compensation committee of outside directors. The Company does not anticipate that this limitation will apply to the compensation paid to any of its employees in 1997.

      Stock Option Grants. Stock options represent an important part of the Company's performance-based compensation system. The Committee believes that Company shareholders' interests are well served by aligning the Company's senior executives' interests with those of its shareholders through the grant of stock options in addition to paying a portion of any annual bonus in Common Stock. Options under the Company's Stock Option Plan are granted at exercise prices equal to the fair market value of Common Stock on the date of grant and vest at the rate of 20% per year. The Committee believes that these features provide an optionee with substantial incentive to maximize the Company's long-term success. Options for 50,000 shares were granted to the Co-Presidents and additional options were granted to the other senior executives of the Company in 1997. No options were granted to the CEO in 1997.

      Other Information. In April 1998, the Committee discussed the 1998 salaries, bonuses and stock option grants of the CEO, the Co-Presidents and certain other senior executives. The Committee approved the 1998 salaries for such persons which are the same as in 1997 for the CEO and each of the Co-Presidents and the bonus target amounts for them for 1998, which are the same as in 1997. Earlier in 1998, the Committee granted each of the Co-Presidents options to purchase 40,000 shares.


Members of the Compensation
Committee:                    William R. Martin, Chairman
                              Theodore H. Emmerich
                              Thomas H. Hunt

Performance Graph

       The   following   graph  compares  the  cumulative   total
shareholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's ("S&P") 400 Midcap Index and the S&P Property-Casualty Insurance Index. (Assumes $100 invested on December 31, 1992 in APU Common Stock (as the predecessor to AFG) and the two indexes, including reinvestment of dividends.)

                     12/31/92 12/31/93 12/31/94  12/31/95 12/31/96 12/31/97
                     -------- -------- --------  -------- -------- --------
AFG Common Stock      $100    $133.81  $110.77   $134.85  $171.49  $187.92
S&P 400 Midcap Index  $100    $113.95  $109.87   $143.86  $171.49  $226.80
S&P Property-Casualty $100    $ 98.23  $103.04   $139.51  $169.53  $246.60
  Insurance Index

Certain Transactions

      AFG and its subsidiaries have had and expect to continue to have transactions with AFG's directors, officers, principal shareholders, their affiliates and members of their families. AFG believes that the financial terms of these transactions are comparable to those that would apply to unrelated parties and are fair to AFG.

      Members of the Lindner Family are the principal owners of Provident Financial Group, Inc. ("Provident"). AFC provides security guard and surveillance services at the main office of Provident for which Provident paid $92,000 in 1997. Provident leases its main banking and corporate office from AFC for which Provident paid rent of $1,963,000 in 1997. In addition, a former subsidiary of AFG provided Year 2000 programming and consulting services to Provident in 1997 for which Provident paid $164,000.

      In July 1997, Carl H. Lindner and a subsidiary of AFG purchased 51% and 49%, respectively, of common stock of a newly incorporated entity formed to acquire the assets of a company engaged in the production of ethanol. The AFG subsidiary invested $4.9 million and Mr. Lindner invested $5.1 million; the asset purchase was completed in December 1997. In connection with their investment, the AFG subsidiary and Mr. Lindner entered into a Shareholders' Agreement which provides, among other things, for restrictions on the transfer of shares of such company and that Mr. Lindner will have the ability to nominate a majority of such company's directors. Certain AFG subsidiaries have entered into a credit facility under which the ethanol producer may borrow up to $10 million at a rate of prime plus 3%. The highest outstanding balance during 1997 was $1.2 million, all of which was repaid in 1997.

      In December 1997, AFG purchased $138,000 of ice cream from United Dairy Farmers, Inc. ("UDF"). UDF is owned by one of Carl
H. Lindner's brothers and his family.

      During 1997, AFG and its subsidiaries chartered an aircraft
from  an entity owned by one of Carl H. Lindner's brothers.   The
total charges for such aircraft usage was $678,000.

Directors' Compensation

      Pursuant to the Non-Employee Directors' Compensation Plan (the "Directors' Plan") implemented in 1996, all directors who are not officers or employees of the Company are paid the following fees: an annual retainer of $40,000; an additional annual retainer of $12,000 for each Board Committee on which the non-employee director serves; and an attendance fee of $1,000 for each Board or Committee meeting attended. Non-employee directors who become directors during the year receive a pro rata portion of these annual retainers. The retainers and fees to be paid under the Directors' Plan are reviewed by the Board of Directors from time to time and are subject to change at its discretion.

     In order to align further the interests of the Company's non-employee directors with the interests of shareholders, the Directors' Plan provides that a minimum of 50% of such directors' annual retainers are paid through the issuance of shares of AFG Common Stock.

      The Board of Directors has a program under which a retiring Company director (other than an officer or employee of the
Company or any of its subsidiaries) will, if he has met certain eligibility requirements, receive upon his retirement (in a lump sum or, at his election, in deferred payments) an amount equal to five times the then current annual director's fee. For purposes of this program, retirement means resignation as a Company director or not being nominated for reelection by shareholders as a Company director. To be eligible for the retirement benefit, a person must have served as a Company director for at least four years while not an officer or employee of the Company or any of its subsidiaries. In addition, a Company director will not become eligible for the retirement benefit until reaching age 55. A director who receives a retirement benefit must provide consulting services to the Company on request for five years following retirement without further compensation (except reimbursement for expenses). Under the program, a death benefit equal to the retirement benefit will be paid (in lieu of any retirement benefit under the program) to the designated beneficiary or legal representative of any person who dies while serving as a Company director, whether or not eligible for a retirement benefit at time of death. This death benefit will not be available to a director who at any time during the two years immediately preceding death was an officer or employee of the Company or any of its subsidiaries.

      In addition to providing for the grant of stock options to key employees, the Stock Option Plan provides for automatic annual grants of options to each non-employee director of the Company. During 1997, each non-employee director was granted an option under the foregoing provisions of the Stock Option Plan to purchase 1,000 shares at an exercise price of $37.75 per share on June 1, 1997, the exercise price being the fair market value of the Company's Common Stock on the date of grant.

Committees and Meetings of the Board of Directors

      The Company's Board of Directors held seven meetings and took action in writing seven times in 1997. The Company's Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. There is no Nominating Committee.

      Executive Committee: The Executive Committee consists of Carl H. Lindner (Chairman), Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner. The Committee's functions include analyzing the future development of the business affairs and operations of the Company, including further expansion of businesses in which the Company is engaged and acquisitions and dispositions of businesses. With certain exceptions, the
Executive Committee is generally authorized to exercise the powers of the Board of Directors between meetings of the Board of Directors. The Executive Committee consulted among themselves informally many times throughout the year and took action in writing on twelve occasions in 1997.

      Audit  Committee.  The Audit Committee consists of Theodore
H. Emmerich (Chairman) and William R. Martin. Neither is an officer or employee of the Company or any of its subsidiaries. The Committee's functions include recommending to the Board of Directors the engagement of independent accounting firms to audit the financial statements of the Company and its subsidiaries and to provide other audit-related services and recommending the terms of such firms' engagements; reviewing the engagement of independent accounting firms to provide non-audit services, including the terms of their engagements; reviewing the adequacy and implementation of the Company's internal audit function; reviewing the policies, procedures and principles of the management of the Company for purposes of conformity to the standards required by the Foreign Corrupt Practices Act; establishing procedures designed to provide and encourage timely access to the Committee by the independent accounting firms engaged by the Company, its internal audit department and its principal financial officers; and conducting such investigations relating to the Company's financial affairs as the Committee or the Board of Directors deems desirable. The Committee's functions also include supervising, reviewing and reporting to the Board of Directors on the performance of management committees of the Company responsible for the administration of the employee benefit plans of the Company and its subsidiaries. The Audit Committee met five times in 1997.

      Compensation Committee The Compensation Committee consists of William R. Martin (Chairman), Theodore H. Emmerich and Thomas
M. Hunt. The functions of the Compensation Committee are discussed under "Compensation - Compensation Committee Report." The Compensation Committee met two times and took action in writing on six occasions in 1997.

                      INDEPENDENT AUDITORS

      The accounting firm of Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 1997. Representatives of that firm will attend the Meeting and will be given the opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders. No auditor has yet been selected for the current year because it is generally the practice of the Company not to select independent auditors prior to the annual shareholders meeting.

             NOMINATIONS AND SHAREHOLDER PROPOSALS

      In accordance with the Company's Code of Regulations (the "Regulations"), the only candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. Shareholders will be afforded a reasonable opportunity at the 1998 Annual Meeting to nominate candidates for the office of director. However, the Regulations require that a shareholder wishing to nominate a director candidate must have first given the Secretary of the Company at least five and not more than thirty days prior written notice setting forth or accompanied by (a) the name and residence of the shareholder and of each nominee specified in the notice, (b) a representation that the shareholder was a holder of record of the Company's voting stock and intended to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice and (c) the consent of each such nominee to serve as director if so elected.

      If a shareholder desires to have a proposal included in the proxy statement for the 1999 annual shareholders meeting, such proposal must be received by the Company's Secretary at his office by December 31, 1998 in order to be considered for inclusion.

                     REQUESTS FOR FORM 10-K

     The Company will send, upon written request, without charge, a copy of the Company's most current Annual Report on Form 10-K to any shareholder who writes to Fred J. Runk, Senior Vice President and Treasurer, American Financial Group, Inc., One East Fourth Street, Cincinnati, Ohio 45202.

                             By order of the Board of Directors,


                              James C. Kennedy
                             Vice President and Secretary

Cincinnati, Ohio
April 21, 1998

                 AMERICAN FINANCIAL GROUP, INC.
                     One East Fourth Street
                     Cincinnati, Ohio  45202

1.   Election of Directors:

     /   /  FOR AUTHORITY to elect the    /  / WITHHOLD AUTHORITY to vote for
            nominees listed below (except      every nominee listed below
            those whose names have been
            crossed out)

            Carl H. Lindner                     Theodore H. Emmerich
            Carl H. Lindner III                 James E. Evans
            S. Craig Lindner                    Thomas M. Hunt
            Keith E. Lindner                    William R. Martin


To vote your shares, please mark, sign, date and return this proxy form using the enclosed envelope.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.